EXHIBIT 99.1

Adaptive Medias Announces Specialized Playlist Features to Media Graph Ad Tech Platform

IRVINE, Calif., Sept. 11, 2015 (GLOBE NEWSWIRE) -- Content syndication and monetization company, Adaptive Medias, Inc. (OTCQB:ADTM), a leader in programmatic advertising across mobile, video and online display, today announced specialized playlist features to its Media Graph ad tech platform. Media Graph users can choose from smart or simple playlists that will enable them to create and maintain a consistent brand experience and keep audiences engaged with custom video streams.

Simple playlists allow Media Graph users to curate content from selected videos in their own library or any shared content. Users have the ability to add and manage individual videos and playback in the order they choose.

Smart playlists enable users to dynamically populate content to their playlist using custom labels, including search terms, tags, and duration, and aggregate videos and other playlists to deliver a more engaging experience. The smart playlists update automatically when new content is added and if the content matches specific search terms and labels.

"To keep up with the fluidity of the market, where groundbreaking innovations are announced frequently, we have to continuously reinvent and improve on our products and services," said John B. Strong, Interim Chief Executive Officer of Adaptive Medias. "Not only do we provide a comprehensive video monetization platform, but we also focus on creating features that enable us to better serve the needs of partners so they can remain focused on the core of their businesses."

ABOUT ADAPTIVE MEDIAS, INC.

Adaptive Medias, Inc. (OTCQB:ADTM) is a leading provider of mobile video delivery and monetization solutions for publishers, content producers and advertisers. The company's comprehensive mobile video technology platform, Media Graph, facilitates the delivery of integrated, engaging video content and impactful ad units across all screens and devices. Adaptive Medias is one of the first companies to offer clients a digital video player built specifically for the mobile world. For more information, please visit www.adaptivem.com. Follow the Company on Twitter @adaptive_m.

SAFE HARBOR STATEMENT

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

CONTACT: Investor Contact:
         Max Pashman
         mpashman@irpartnersinc.com
         Phone: 818-280-6800